CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (File No. 33-35576) (“Registration Statement”) of our report dated August 10, 2006, relating to the financial statements and financial highlights appearing in the June 30, 2006, Annual Report of Putnam New Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts

October 23, 2006